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                                                                     Exhibit 5.1









February 18, 2000


Nuevo Grupo Iusacell, S.A. de C.V.
Paseo de la Reforma 1236
Colonia Santa Fe
Delegacion Cuajimalpa
05348 Mexico, D.F.

                     Re: Nuevo Grupo Iusacell, S.A. de C.V.

Ladies and Gentlemen:

We have acted as special Mexican counsel to Nuevo Grupo Iusacell, S.A. de C.V. (the "Company"), a limited liability stock company organized under the laws of the United Mexican States ("Mexico") in connection with the proposed issuance by the Company of up to U.S.$350,000,000 aggregate principal amount of its 14-1/4% Senior Notes due 2006 (the "Exchange Notes") for a like principal amount of its 14-1/4% Senior Notes due 2006 (the "Old Notes"). Such exchange offer is more fully described in the Registration Statement on Form F-4/ S-4 filed by the Company and Bell Atlantic Corporation on the date hereof (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the form of Prospectus that is a part thereof (the "Prospectus"), the Company's bylaws (estatutos sociales) and such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and have relied upon the relevant facts stated therein.

It is our opinion that under and with respect to the present laws of the United Mexican States, the Exchange Notes have been duly authorized and, when executed and delivered by the Company and countersigned by The Bank of New York, as Trustee, pursuant to the Indenture dated as of December 16, 1999, and delivered to and exchanged for the Old Notes by the holders as contemplated by the Registration Statement, will constitute valid and legally binding
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direct, general and unconditional obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, suspension of payments, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect affecting the enforcement of creditor's rights generally.

We hereby consent to the filing of this opinion with the Registration Statement and to the reference to ourselves under the caption "Enforceability of Civil Liabilities," "Mexican Taxation" and "Legal Matters" in the Registration Statement.

Very truly yours,



De Ovando y Martinez del Campo, S.C.
By: Ana Maria Fernandez Rionda